NewAmsterdam Pharma Reports Full Year 2025 Financial Results and Provides Corporate Update

-- Approval decisions from EMA, UK and Switzerland regulators for obicetrapib and obicetrapib/ezetimibe fixed dose combination expected in 2H26 --

-- Phase 3 PREVAIL CVOT blinded event rate during the initial 12-months tracking in line with observed event rate in BROADWAY--

-- Topline data from RUBENS Phase 3 trial in patients with type 2 diabetes and metabolic syndrome expected by year-end 2026 --

-- $728.9 million in cash, cash equivalents and marketable securities at December 31, 2025 --

Naarden, the Netherlands and Miami, USA; February 18, 2026 – NewAmsterdam Pharma Company N.V. (Nasdaq: NAMS or “NewAmsterdam” or the “Company”), a late-stage, clinical biopharmaceutical company developing oral, non-statin medicines for patients at risk of cardiovascular disease (“CVD”) with elevated low-density lipoprotein cholesterol (“LDL-C”), for whom existing therapies are not sufficiently effective or well-tolerated, today announced financial results for the full year ended December 31, 2025 and provided a corporate update.

“2025 marked a year of meaningful clinical and regulatory progress for NewAmsterdam, as we advanced our mission to bring a potentially transformative therapy with obicetrapib to cardiometabolic disease patients who continue to struggle to reach their LDL-C goals,” said Michael Davidson, M.D., Chief Executive Officer of NewAmsterdam. “Marketing Authorization Applications for obicetrapib and the fixed dose combination were accepted for review by the European Medicines Agency (“EMA”), Switzerland, and United Kingdom regulators, and we anticipate a decision from each in the second half of 2026. In parallel, together with our partner Menarini, we are actively preparing for a potential commercial launch in Europe. In the United States, we continue to expand our commercial capabilities with several notable hires that will lead our market access and public affairs efforts, expanding the already established team.”

“At the same time, we remain focused and well positioned to execute our clinical development strategy, including the advancement of obicetrapib in our three ongoing Phase 3 trials: PREVAIL, REMBRANT and RUBENS. In December 2025, we initiated the RUBENS trial, which will evaluate obicetrapib alone and in combination with ezetimibe in patients with type 2 diabetes or metabolic syndrome that require additional lowering of LDL-C despite treatment with available therapy, with topline data expected by year-end 2026. Our PREVAIL cardiovascular outcomes trial continues to progress well, where the overall blinded MACE event rate in PREVAIL through the initial 12-months was in line with what we observed in BROADWAY. NewAmsterdam continues to operate from a position of financial strength, with cash runway expected to be sufficient to fund operations through the PREVAIL readout and, if approved, support the subsequent U.S. commercial launch. Additionally, following positive biomarker results from the Alzheimer’s disease analysis in the BROADWAY trial, we plan to initiate a new clinical trial evaluating obicetrapib in early Alzheimer’s disease patients this year.”

Clinical Development and Regulatory Updates

NewAmsterdam is developing obicetrapib, an oral, low-dose and once-daily, highly-selective cholesteryl ester transfer protein (“CETP”) inhibitor, as a monotherapy and in fixed-dose combination with ezetimibe, as the preferred LDL-C lowering therapy to be used in patients at risk of CVD for whom existing therapies are not sufficiently effective or well-tolerated.

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In August 2025, NewAmsterdam announced acceptance of MAAs for review by the EMA for obicetrapib 10 mg monotherapy and 10 mg obicetrapib plus 10 mg ezetimibe FDC for patients with primary hypercholesterolemia, both heterozygous familial (“HeFH”) and non-familial or mixed dyslipidemia. Subsequently, MAAs were also submitted to regulators in UK and Switzerland and accepted for review. The MAAs were submitted by NewAmsterdam’s partner, A. Menarini International Licensing S.A. (“Menarini”), who is responsible for communications with regulatory authorities in Europe and for the commercialization and local development of obicetrapib in Europe and other collaborative activities pursuant to an exclusive License Agreement (the “Menarini License”). NewAmsterdam is entitled to tiered double-digit percentage royalties ranging from the low double-digits to mid-twenties on net sales in the European countries covered by the Menarini License and up to an additional €833 million upon the achievement of various clinical, regulatory and commercial milestones.
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In August 2025, NewAmsterdam presented pooled data from its pivotal Phase 3 BROADWAY and BROOKLYN trials on the impact of obicetrapib on major adverse cardiovascular events at the European Society of Cardiology Congress (“ESC”) 2025, along with the simultaneous publication in the Journal of the American College of Cardiology, highlighting obicetrapib’s performance across diverse lipid-lowering backgrounds observed in these trials. The presentation and publication underscore the Company’s continued momentum in advancing obicetrapib as a differentiated oral therapy for patients with elevated LDL-C.
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In June and July 2025, NewAmsterdam announced positive data from the prespecified AD biomarker analysis in the BROADWAY clinical trial and presented at the 2025 Alzheimer’s Association International Conference (“AAIC”). The pre-specified analysis was conducted to assess the effect of obicetrapib on plasma biomarkers of AD in both the full analysis set and in patients carrying the apolipoprotein E4 (“ApoE4”) gene, based on phenotypic analysis.
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NewAmsterdam observed statistically significant reductions in p-tau217, a key biomarker of AD pathology, in both the full analysis set (p<0.002, n=1,515) and in ApoE4 carriers (p=0.0215, n=367), which NewAmsterdam believes support an emerging link between CETP-inhibition and neurodegeneration.
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In ApoE4/E4 carriers, the highest risk category for Alzheimer’s disease, obicetrapib was observed to reduce p-tau217 levels by 20.5%, over 12 months, compared to placebo (p=0.010, n=29).
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In October 2025, the data was published in the Journal of Prevention of Alzheimer's Disease.

Upcoming Milestones and Ongoing Trials:

Following the successful completion and positive topline results of the Phase 3 BROADWAY, TANDEM, and BROOKLYN trials, NewAmsterdam plans to announce additional data from these trials relating to obicetrapib and the FDC of obicetrapib plus ezetimibe during 2026.

The following Phase 3 trials are currently ongoing:

•
PREVAIL Phase 3 trial: PREVAIL is a CVOT evaluating obicetrapib in patients with a history of ASCVD, whose LDL-C is not adequately controlled despite being on maximally tolerated lipid-lowering therapy. NewAmsterdam completed enrollment of over 9,500 patients in April 2024.
•
REMBRANDT Phase 3 trial: The REMBRANDT trial utilizes coronary computed tomography angiography imaging to evaluate the effect of obicetrapib plus ezetimibe FDC on coronary plaque burden. The placebo-controlled, double-blind, randomized, Phase 3 trial is being conducted in adult participants with high-risk ASCVD with evidence of coronary plaque who are not adequately controlled by their maximally tolerated lipid-modifying therapy, to assess the impact of the obicetrapib 10 mg plus ezetimibe 10 mg FDC daily on coronary plaque and inflammation characteristics. The trial is expected to complete enrollment of approximately 300 patients in 2026.
•
RUBENS Phase 3 trial: Initiated in December 2025, the RUBENS trial will evaluate obicetrapib alone or in combination with ezetimibe in patients with type 2 diabetes or metabolic syndrome that require additional lowering of LDL-C despite treatment with available therapy. The trial is expected to enroll approximately 300 patients, with topline data expected by year end 2026.

Additionally, NewAmsterdam expects to initiate a new clinical trial evaluating obicetrapib in early Alzheimer’s disease patients in 2026.

Full Year 2025 Financial Results

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Cash Position: As of December 31, 2025, NewAmsterdam reported cash, cash equivalents and marketable securities of $728.9 million, compared to $834.2 million as of December 31, 2024. The decrease was primarily driven by cash outflows related to research and development costs as the Company continues development of obicetrapib and spending on selling, general and administrative expenses to support the Company’s ongoing operations, partially offset by cash inflows from the exercise of options and warrants.

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Revenue: NewAmsterdam recognized $22.5 million in revenue for the year ended December 31, 2025, compared to $45.6 million in the year ended December 31, 2024. The decrease in revenue related to clinical development milestones pursuant to the Menarini License was partially offset by an increase in the amount of revenue recognized in the current period related to the development cost contributions under the Menarini License.
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Research and Development (“R&D”) Expenses: R&D expenses were $141.8 million for the year ended December 31, 2025, compared to $151.4 million in the year ended December 31, 2024. The decrease was primarily driven by a decrease in clinical expenses mainly due to the completion of several Phase 3 clinical trials in the second half of 2024 and cost phasing in ongoing clinical trials, partially offset by increases in non-clinical expenses, manufacturing expenses, personnel expenses and regulatory expenses. Share-based payment expenses included within R&D expenses totaled $19.6 million in the year ended December 31, 2025, compared to $13.3 million in the year ended December 31, 2024.
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Selling, General and Administrative (“SG&A”) Expenses: SG&A expenses were $106.4 million for the year ended December 31, 2025, compared to $70.4 million in the year ended December 31, 2024. This increase was primarily due to increases in personnel expenses, marketing and communication expenses and costs related to our intellectual property. Share-based payment expenses included within SG&A expenses totaled $39.9 million in the year ended December 31, 2025, compared to $20.3 million in the year ended December 31, 2024.
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Net loss: Net loss for the year ended December 31, 2025, was $203.8 million, compared to net loss of $241.6 million in the year ended December 31, 2024. The individual components of the change are described above in addition to non-cash losses related to changes in the fair value of our derivative liabilities and foreign exchange gains/(losses).

About Obicetrapib

Obicetrapib is a novel, oral, low-dose CETP inhibitor that NewAmsterdam is developing to overcome the limitations of current LDL-lowering treatments. In each of the Company’s Phase 2 trials, ROSE2, TULIP, ROSE, and OCEAN, as well as the Company’s Phase 3 BROOKLYN, BROADWAY and TANDEM trials, evaluating obicetrapib as monotherapy or combination therapy, the Company observed statistically significant LDL-lowering combined with a side effect profile similar to that of placebo. The Company commenced the Phase 3 PREVAIL cardiovascular outcomes trial in March 2022, which is designed to assess the potential of obicetrapib to reduce occurrences of MACE. The Company completed enrollment of PREVAIL in April 2024 and randomized over 9,500 patients. Commercialization rights of obicetrapib in Europe, either as a monotherapy or as part of a fixed-dose combination with ezetimibe, have been exclusively granted to the Menarini Group, an Italy-based, leading international pharmaceutical and diagnostics company.

About Cardiovascular Disease

Cardiovascular disease remains the leading cause of death globally, despite the availability of lipid-lowering therapies (“LLTs”). By 2050 more than 184 million U.S. adults are expected to be affected by CVD and hypertension, including 27 million with coronary heart disease and 19 million with stroke. In the United States from 2019 through 2022, CVD age-adjusted mortality rates increased by 9%, reversing the trend observed since 2010 and undoing nearly a decade of progress. Despite the availability of high-intensity statins and non-statin LLTs, LDL-C target level attainment remains low, contributing to residual cardiovascular risk, and underscoring a significant clinical need for improved therapeutic regimens. Even with 269 million LLT prescriptions written over the last 12 months, 30 million under-treated US adults are not at their risk-based LDL-C goal, of which 13 million have ASCVD. Less than 1 in 4 patients with ASCVD achieve an LDL-C goal of less than 70 mg/dL and only 10% of very high risk ASCVD patients achieve the goal below 55 mg/dL. In addition to the 30 million under-treated U.S. adults, there are 10 million patients diagnosed with elevated LDL-C who are not taking any LLTs including statins. Beyond LDL-C, additional factors are at play, such as lifestyle choices, tobacco use, and obesity, as well as inflammation, thrombosis, triglyceride levels, elevated Lp(a) levels, and type 2 diabetes.

Alzheimer’s Analysis

In BROADWAY, a pre-specified analysis was designed to assess plasma biomarkers of Alzheimer’s disease (“AD”) in patients enrolled in the BROADWAY trial and evaluated the effects of longer duration of therapy (12 months) with a prespecified ApoE population, based on phenotypic analysis. The analysis included 1,535 patients, including 367 ApoE4 carriers (ApoE3/E4 or ApoE4/E4), whose ApoE status was able to be determined. Because this analysis was based on a subset of patients from BROADWAY (which was designed to evaluate LDL-C reductions in an ASCVD and/or HeFH population), the AD analysis was not controlled for baseline differences between the treatment and placebo populations, but statistical analyses were adjusted for baseline biomarker values and age. The absolute and percent change over 12 months in p-tau217, a key biomarker of AD pathology, was measured among patients with baseline and end of study datapoints above the lower limit of quantitation. Additional outcome measures included NFL, GFAP, p-tau181, and Aβ42/40 ratio absolute and percent change over 12 months. NewAmsterdam observed statistically significant lower absolute changes in p-tau217 compared to placebo over 12 months in both the full analysis set (p=0.002; n= 1,535) and in ApoE4 carriers (p=0.02; n=367) as well as favorable trends in the other AD biomarkers. Although a safety analysis was not performed in the AD analysis population, in BROADWAY obicetrapib was observed to be well-tolerated, with safety results comparable to placebo.

About NewAmsterdam

NewAmsterdam (Nasdaq: NAMS) is a late-stage biopharmaceutical company whose mission is to improve patient care in populations with metabolic diseases where currently approved therapies have not been adequate or well tolerated. We seek to fill a significant unmet need for a safe, well-tolerated and convenient LDL-lowering therapy. In multiple phase 3 trials, NewAmsterdam is investigating obicetrapib, an oral, low-dose and once-daily CETP inhibitor, alone or as a fixed-dose combination with ezetimibe, as LDL-C lowering therapies to be used as an adjunct to statin therapy for patients at risk of CVD with elevated LDL-C, for whom existing therapies are not sufficiently effective or well tolerated.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and are subject to the “safe harbor” provisions created thereunder. All statements that are not historical facts are hereby identified as forwarding-looking statements for this purposes and include, among others, statements relating to: expectations regarding the timing of potential approval decisions from the EMA, UK and Switzerland regulators with respect to MAAs for obicetrapib and the FDC of obicetrapib plus ezetimibe, and preparations for commercial launch, if approved; the initiation of a new clinical trial evaluating obicetrapib in early Alzheimer disease in 2026; the therapeutic potential of the Company’s product candidates; the timing for commencing trials, enrolling patients and completing trials, and the timing and forums for announcing data; expected milestones and business objectives for 2026 and beyond; the Company’s expectation that its cash runway will be sufficient to fund operations through the PREVAIL readout and, if approved, support the subsequent U.S. commercial launch; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives, strategies and other future events.

These forward-looking statements are based upon management’s current expectations and assumptions, and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: uncertainties and delays regarding the initiation, enrollment and completion of the Company’s clinical trials; uncertainties regarding the outcome of the Company’s clinical trials, and whether such outcomes will be adequate to support regulatory review and approval of its product candidates; whether topline, initial or preliminary results or analyses from a particular clinical trial will be predictive of the final results of that trial and whether results of early clinical trials and analyses will be indicative of the results of later clinical trials and analyses, or whether projections regarding clinical outcomes will reflect actual results in future clinical trials or clinical use of the Company’s product candidates; the potential for varying interpretation of the results of clinical trials and analyses; risks related to the Company’s ability to achieve its business plans, objectives and milestones, including approval of the Company’s product candidates and potential commercialization; unanticipated costs and expenses impacting the Company’s cash runway; the Company’s ability to continue to source the raw materials for its product candidates and ensure adequate supply of product for clinical trials and, if approved, commercialization; the impact of competing product candidates on the Company’s business; risks and uncertainties relating to intellectual property and regulatory exclusivities; changes in domestic and foreign business, market, financial, political, and legal conditions; and those risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” and elsewhere in the Company’s most recent Form 10-K, Form 10-Q and other public filings with the Securities and Exchange Commission, which are available at www.sec.gov.

As a result, you should not place undue reliance on any forward-looking statements. The forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Company Contact

Matthew Philippe

P: 1-917-882-7512

matthew.philippe@newamsterdampharma.com

Media Contact

Real Chemistry on behalf of NewAmsterdam

Christian Edgington

P: 1-513-310-6410

cedgington@realchemistry.com

Investor Contact

Precision AQ on behalf of NewAmsterdam

Austin Murtagh

P: 1-212-698-8696

austin.murtagh@precisionaq.com

NewAmsterdam Pharma Company N.V.

Consolidated Balance Sheet

	As at December 31,
	2025	2024
(In thousands of USD)
Assets
Current assets:
Cash and cash equivalents	490,002	771,743
Prepayments and other receivables	38,138	24,272
Employee receivables	—	4,951
Marketable securities, current	146,239	62,447
Restricted cash	1,321	—
Total current assets	675,700	863,413
Marketable securities, net of current portion	92,609	—
Property, plant and equipment, net	383	242
Operating right of use asset	185	431
Intangible assets	407	534
Total assets	769,284	864,620
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	8,970	4,744
Accrued expenses and other current liabilities	15,422	13,608
Deferred revenue, current	3,987	6,008
Lease liability, current	136	246
Derivative earnout liability, current	—	44,798
Derivative warrant liabilities	57,272	37,514
Total current liabilities	85,787	106,918
Lease liability, net of current portion	66	202
Total liabilities	85,853	107,120
Commitments and contingencies (Note 13)
Shareholders' Equity:
Ordinary shares, €0.12 par value; 400,000,000 shares authorized; 114,399,326 and 108,064,340 shares issued and outstanding at December 31, 2025 and 2024, respectively	14,278	13,444
Additional paid-in capital	1,426,750	1,298,160
Accumulated loss	(762,390)	(558,571)
Accumulated other comprehensive income	4,793	4,467
Total shareholders' equity	683,431	757,500
Total liabilities and shareholders' equity	769,284	864,620

NewAmsterdam Pharma Company N.V.

Consolidated Statements of Operations and Comprehensive Loss

	For the year ended December 31,
	2025	2024	2023
(In thousands of USD, except per share amounts)
Revenue	22,503	45,563	14,090
Operating expenses:
Research and development expenses	141,832	151,406	159,424
Selling, general and administrative expenses	106,354	70,446	37,633
Total operating expenses	248,186	221,852	197,057
Operating loss	(225,683)	(176,289)	(182,967)
Other income (expense):
Interest income	27,592	16,881	11,283
Fair value change – earnout	3,992	(37,010)	(266)
Fair value change – warrants	(22,775)	(38,583)	(10,018)
Foreign exchange gains/(losses)	13,055	(6,598)	5,058
Loss before tax	(203,819)	(241,599)	(176,910)
Income tax expense (benefit)	—	(1)	27
Loss for the year	(203,819)	(241,598)	(176,937)
Other comprehensive income/(loss)
Unrealized gain on available-for-sale securities, net of tax	326	45	—
Total comprehensive loss for the year, net of tax	(203,493)	(241,553)	(176,937)

NewAmsterdam Pharma Company N.V.

Consolidated Statements of Shareholders' Equity

(In thousands of USD, except share amounts)	Shares	Amount	Additional Paid-In Capital	Accumulated Loss	Accumulated other comprehensive income (loss)	Total Shareholders' Equity
Opening balance at January 1, 2023	81,559,780	10,055	555,625	(140,036)	4,422	430,066
Exercise of warrants	749,741	97	10,116	—	—	10,213
Exercise of stock options	160,247	21	269	—	—	290
Share-based compensation	-	-	24,761	—	—	24,761
Total loss and comprehensive loss for the year	-	—	—	(176,937)	—	(176,937)
As at December 31, 2023	82,469,768	10,173	590,771	(316,973)	4,422	288,393
February 2024 Issuance of Ordinary Shares and Pre-Funded Warrants, net of issuance costs	5,871,909	759	189,206	—	—	189,965
December 2024 Issuance of Ordinary Shares and Pre-Funded Warrants, net of issuance costs	14,667,347	1,851	451,564	—	—	453,415
Exercise of Pre-Funded Warrants	2,105,248	279	(279)	—	—	—
Exercise of warrants	1,288,790	168	27,673	—	—	27,841
Exercise of stock options	1,661,278	214	5,496	—	—	5,710
Share-based compensation	—	—	33,729	—	—	33,729
Total loss and comprehensive loss for the year	—	—	—	(241,598)	45	(241,553)
As at December 31, 2024	108,064,340	13,444	1,298,160	(558,571)	4,467	757,500
Issuance of Earnout Shares	1,743,136	226	40,581	—	—	40,807
Exercise of Pre-Funded Warrants	1,293,938	162	(162)	—	—	-
Exercise of warrants	142,477	19	4,636	—	—	4,655
Exercise of stock options	3,012,434	408	24,129	—	—	24,537
Vesting of RSUs	143,001	19	(19)	—	—	-
Share-based compensation	—	—	59,425	—	—	59,425
Total loss and comprehensive loss for the year	—	—	—	(203,819)	326	(203,493)
As at December 31, 2025	114,399,326	14,278	1,426,750	(762,390)	4,793	683,431

NewAmsterdam Pharma Company N.V.

Consolidated Statements of Cash Flows

	For the year ended December 31,
	2025	2024	2023
(In thousands of USD)
Operating activities:
Loss for the year	(203,819)	(241,598)	(176,937)
Non-cash adjustments to reconcile loss for the year to net cash flows:
Depreciation and amortization	220	113	49
Non-cash rent expense	—	12	6
Fair value change - derivative earnout and warrants	18,783	75,593	10,284
Loss on disposal of property, plant and equipment	12	—	—
Foreign exchange (gains)/losses	(13,055)	6,598	(5,058)
Amortization of premium/discount on available-for-sale debt securities	(1,405)	(227)	—
Share-based compensation	59,425	33,619	24,572
Changes in working capital:
Changes in prepayments (current and non-current) and other receivables	(13,280)	(17,459)	4,031
Changes in accounts payable	4,909	(12,948)	5,070
Changes in accrued expenses and other current liabilities	2,448	1,686	5,470
Changes in deferred revenue	(2,021)	(3,953)	(8,705)
Net cash used in operating activities	(147,783)	(158,564)	(141,218)
Investing activities:
Purchase of property, plant and equipment, including internal use software	(246)	(672)	(24)
Maturities of marketable securities	122,063	—	—
Purchases of marketable securities	(296,733)	(62,176)	—
Net cash used in investing activities	(174,916)	(62,848)	(24)
Financing activities:
Proceeds from February 2024 offering of Ordinary Shares and Pre-Funded Warrants	—	190,481	—
Transaction costs on February 2024 issue of Ordinary Shares and Pre-Funded Warrants	—	(515)	—
Proceeds from December 2024 offering of Ordinary Shares and Pre-Funded Warrants	—	455,026	—
Transaction costs on December 2024 issue of Ordinary Shares and Pre-Funded Warrants	(1,586)	(25)	—
Proceeds from exercise of warrants	1,638	13,761	8,622
Proceeds from exercise of options	29,468	1,768	290
Payment of withholding taxes related to net share settlement of exercised options	—	(989)	—
Net cash provided by financing activities	29,520	659,507	8,912
Net change in cash, cash equivalents and restricted cash	(293,179)	438,095	(132,330)
Foreign exchange differences	12,759	(6,802)	5,052
Cash, cash equivalents and restricted cash at the beginning of the year	771,743	340,450	467,728
Cash, cash equivalents and restricted cash at the end of the year	491,323	771,743	340,450
Noncash financing and investing activities
Recognition of ROU asset	—	562	—
Issuance of earnout shares	40,807	—	—
Supplemental cash flow disclosures
Cash paid for income taxes	—	1	27

Reconciliation of cash, cash equivalents and restricted cash to the Consolidated Balance Sheets
Cash and cash equivalents	490,002	771,743	340,450
Restricted cash	1,321	—	—
	491,323	771,743	340,450